Exhibit 4.9

Tap Issue Addendum
2nd Tranche

1.
Pursuant to the bond terms (the “Bond Terms”) related to the below Bonds, the Issuer and the Bond Trustee enter into this tap issue addendum (the ”Addendum”) in connection with a Tap Issue under the Bond Terms:

Issuer:	Euronav Luxembourg S.A.
Parent:	Euronav NV
Bond Trustee:	Nordic Trustee AS
ISIN:	NO 0010793888
Maximum Issue Amount:	USD 200,000,000
Amount of Additional Bonds:	USD 50,000,000
Amount Outstanding Bonds after the increase:	USD 200,000,000
Date of Addendum:	17 June 2019
Tap Issue Date:	18 June 2019

2.
Terms defined in the Bond Terms have, unless expressly defined herein or otherwise required by the context, the same meaning in this Addendum. This Addendum is a Finance Document and after the date hereof all references to the Bond Terms in the other Finance Documents shall be construed as references to the Bond Terms as amended by this Addendum.

3.
Pursuant to the Bond Terms the Issuer may issue Additional Bonds until the aggregate Nominal Amount of the Initial Bonds and all Additional Bonds equals the Maximum Issue Amount and the provisions of the Bond Terms will apply to all such Additional Bonds.

4.
The payment of the proceeds of the Tap Issue to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the date of the Tap Issue each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	this Addendum duly executed by all parties hereto;

(ii)	certified copies of all necessary corporate resolutions of the Issuer to issue the Additional Bonds and execute the Finance Documents to which it is a party;

(iii)
a certified copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of this Addendum and the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute this Addendum on behalf of the Issuer;

(iv)	the articles of associations of the Issuer;

(v)	a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(vi)	certified copies of all necessary corporate resolutions of the Parent to execute the Finance Documents to which it is a party;

(vii)
a certified copy of a power of attorney (unless included in the corporate resolutions) from the Parent to relevant individuals for their execution of this Addendum and the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute this Addendum on behalf of the Issuer;

(viii)	the articles of associations of the Parent;

(ix)	a full extract from the relevant company register in respect of the Parent evidencing that the Parent is validly existing;

(x)	confirmation that the applicable prospectus requirements (set forth in chapter 7 of the Norwegian Securities Trading Act) have been fulfilled;

(xi)	copies of any written documentation used in marketing the Additional Bonds or made public by the Issuer or any Manager in connection with the issuance of the Additional Bonds;

(xii)	legal opinion from local counsel in respect of the Issuer; and

(xiii)	legal opinion from local counsel in respect of the Parent.

5.
The Issuer and the Parent confirm that the representations and warranties contained in Clause 7 (Representations and Warranties) of the Bond Terms are true and correct in all material respects as at the date hereof and at the Tap Issue Date.

6.
The Issuer and the Parent represent and warrants that no circumstances have occurred including any litigation pending or threatening which would have an adverse material effect on the Issuer's financial situation or ability to fulfill its obligations under the Bond Terms or which would otherwise constitute an Event of Default under the Bond Terms.

7.
The Parent hereby, irrevocably and unconditionally confirms that the Guarantee in the Bond Terms secures the due and punctual performance by the Issuer of all its obligations under the Finance Documents, including the amount of the Additional Bonds under this Addendum.

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This Addendum has been executed in three originals, of which the Issuer, the Parent and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer: Euronav Luxembourg S.A. /s/ Alexander Staring …………………………………………. By: Alexander Staring Title: Director	The Bond Trustee: Nordic Trustee AS /s/ Vivian Trosch …………………………………………. By: Vivian Trosch Title: Attorney-at-Law
The Parent and Guarantor: Euronav NV /s/ Alexander Staring …………………………………………. By: Alexander Staring Title: COO - Member of the Executive Committee

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